Exhibit 99.1

Yanglin Soybean, Inc. Reports its Unaudited Financial Results for the Second Quarter of 2010

    HEILONGJIANG, China, Aug. 15 /PRNewswire-Asia-FirstCall/ -- Yanglin Soybean, Inc. (OTC Bulletin Board: YSYB) ("Yanglin" or the "Company"), one of the leading domestic processors of soybean products in China, today reported its unaudited financial results for the fiscal quarter ended June 30, 2010.

    Mr. Shulin Liu, Chief Executive Officer of Yanglin, commented, "During 2009, the year of global economic crisis, we experienced certain difficulties caused by the unfavorable pricing environment for both our raw materials and end products, as a result of the combined effect of the Chinese government's strategic reserve purchase of domestic soybeans and large imports of soybean into China at lower prices. In the second quarter of 2010, although we still made a net operating loss, we managed to significantly reduce the amount of gross loss and decrease the gross loss margin by about 50%, from negative 10.6% to negative 5.3%, as a result of the improvement in the average selling prices of our products. We believe that as one of the largest domestic soybean processors in Northeast China, with an annual production capacity of 520,000 metric tons, we are well positioned in China's domestic soybean industry, which still receives strong support from the Chinese government and, which we believe has promising prospects in the long-term, considering the growing demand for the soybean products in the country."

    He continued to comment on the business update of Yanglin, "Over the past few months of 2010, we have been pleased to see some positive signs coming on the horizon, including the increased demand for consumer products, including soybean products, generated by the rebound of China's economy. We believe that the more the economy improves, the better the commodity market will be. In the first quarter of 2010, we managed to generate a slight gross profit, which we believe is also a positive sign. Although we had a gross loss and a net operating loss in the second quarter of 2010, it should be noted that there have been improvements in our loss margins. We still have confidence in the long-term prosperity of China's soybean market and business, and we believe that we will see a recovery of our operations and profitability."

    Second Quarter of 2010 Results
    Total revenue for the second quarter of 2010 was $49.9 million, compared to $39.8 million recorded for the second quarter of 2009. The increase in sales during this period was mainly due to the improvements in economic and industrial environments from the exceptionally severe situations caused by global economic crisis in 2009. Generally speaking, the rebound of the economy generated more demand for consumer products, including soybean products. Although the sales of soybean meal, one of our major products, was negatively affected by the outbreak of foot-and-mouth disease among animals, in general the sales volume of our products increased materially over the same period of 2009. However, due to the negative impact of the large and cheap imports of soybeans and the breakout of the foot-and-mouth disease on the prices of soybean products, we generated a gross loss. Gross loss for the second quarter of 2010 was $2,623,972, as compared to a gross loss of $4,219,442 for the second quarter of 2009.

    Total operating expenses for the second quarter of 2010 increased to $1,226,883, from $620,184 in the second quarter of 2009. Selling expenses for the second quarter of 2010 increased to $67,110, slightly lower than $60,303 for the second quarter of 2009. General and administrative expenses for the second quarter of 2010 were $807,741, as compared to $559,881 for the second quarter of 2009. The increase was mainly due to material increase in depreciation charges, including those of the temporarily idle assets. During the second quarter of 2010, we found that the value of an idle salad oil production facility, which had been identified as impaired and was reclassified to assets held for sale in the third quarter of 2009, had been further impaired, because the market value for such asset decreased. Therefore, we took an impairment charge of $352,032 on these assets.

    Operating loss for the second quarter of 2010 was $3,850,855, as compared to a loss of $4,839,626 for the second quarter of 2009. Interest expenses increased to $298,107 for the second quarter of 2010, from $94,091 for the second quarter of 2009, as restated. The change was mainly caused by a material increase in bank borrowings. Yanglin has been recognized as a "Key Leading Enterprise" in the industrial sector of the important agriculture industry by the Chinese government. We believe that the Company will continue to benefit from its income tax exempt status from January 2010 until June 2012.

    During 2009, we adopted the provisions of EITF 07-5, "Determining Whether an instrument (or an Embedded Feature) is Indexed to an Entity's Own Stock". In 2009, we incurred non-cash income of $59.4 million resulting from the change in fair value of warrants issued to investors in conjunction with the Company's Series A Convertible Preferred Stock in October 2007. The accounting treatment of the warrants resulted from an anti-dilution provision to the warrant holders. In the second quarter of 2010, the non-cash income related to the change in fair value of these warrants was $6.7 million, as compared to $2.4 million in the second quarter of 2009, as restated.

    Net income for the second quarter of 2010, after including the non-cash income from the change in fair value of warrants, totalled $2.6 million, or $0.09 per diluted share, compared with net loss of $2.4 million, after including the non-cash income from the change in fair value of the warrants, or $(0.12) per diluted share for the second quarter of 2009.

    Cash Position
    The Company's balance sheet as of June 30, 2010 included cash of $29.9 million, compared with $34.8 million at December 31, 2009. The Company had net working capital of $23.2 million as of June 30, 2010, compared to $26.5 million as of December 31, 2009. Total shareholders' equity was $37.7 million as of June 30, 2010 compared to $30.9 million as of December 31, 2009.

    Conference Call
    The Company will host a conference call on Monday, August 16, 2010 at 9:00 A.M. Eastern Time / 9:00 P.M. Beijing Time. A question and answer session will follow management's presentation.
    To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the Yanglin Soybean conference call:

    Telephone (North America): 1-877-407-0782
    Telephone (International): 1-210-689-8567

    A replay of the call will be available through August 23, 2010 until 11:59 PM Eastern Daylight Time.

    For the replay, please call:

Phone Number:	1-877-660-6853 (North America)
Phone Number:	1-201-612-7415 (International)
Account Number:	286
Conference ID Number:	355497

    About Yanglin
    Yanglin is one of the leading domestic soybean processors in China. The Company manufactures soybean oil, salad oil and soybean meal with an annual processing capacity of 520,000 metric tons in 2010. The Company's products are sold directly to its customers or through distributors. Majority of Yanglin's customers are located in Northern China.

    Forward Looking Statement
    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by the Company constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned capacity expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's acceptance, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

    For more information, please contact

     Yanglin Soybean, Inc.
     Mr. Bode Xu
     Chief Financial Officer
     Tel:   +86-469-4678077
     Email: cfo@yanglinsoybean.com

CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION
(Stated in US Dollars) (unaudited and as restated)

	For the quarter ended June 30,
	2010	2009
		(As restated)
Net sales	$49,916,626	39,753,637

Cost of sales	(52,540,598)	(43,973,079)

Gross loss	(2,623,972)	(4,219,442)

Operating Expenses

Selling expenses	(67,110)	(60,303)
General and administrative expenses	(807,741)	(559,881)
Impairment loss of assets held for sale	(352,032)	--

Total operating expenses	(1,226,883)	(620,184)

Loss from operations	(3,850,855)	(4,839,626)

Interest expense	(298,107)	(94,091)
Interest income	25,197	71,795
Other (expense) income	--	--
Changes in fair value of warrants	6,698,802	2,441,628

Income (loss) before income taxes	2,575,037	(2,420,294)

Income tax	--	--

Net income (loss)	2,575,037	(2,420,294)

Foreign currency translation adjustment	215,605	(16,447)
Other comprehensive income	$2,790,642	(2,436,741)

Earnings per share
Basic	$0.13	(0.12)
Diluted	$0.09	(0.12)

Weighted average shares outstanding
Basic	20,465,119	20,000,003
Diluted	30,000,002	20,000,003

CONSOLIDATED BALANCE SHEETS INFORMATION
AS AT JUNE 30, 2010 AND DECEMBER 31, 2009
(Stated in US Dollars)

	June 30, 2010	December 31,
	(unaudited)	2009

Cash	$29,881,178	$34,811,611

Total assets	75,049,769	82,230,476

Short-term bank loans	18,652,880	20,476,218

Total liabilities	37,323,377	51,294,071

Accumulated deficit	(3,406,792)	(9,953,046)

Total stockholders' equity	$37,726,392	$30,936,405

SOURCE  Yanglin Soybean, Inc.